Filed pursuant to Rule 433
Registration No. 333-177949
CUSIP #:  63743HEB4

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series C
With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Issue Ratings:	A2 / A (Moody’s / S&P)

Principal Amount:	$175,000,000.00

Security Type:	Senior Unsecured

Issue Price:	100% of Principal Amount

Trade Date:	December 7, 2011

Original Issue Date:	December 14, 2011

Maturity Date:	January 7, 2013

Initial Interest Rate:	Determined as if the Original Issue Date was an Interest Reset Date

Base Rate:	USD 3-Month LIBOR

Spread:	Plus 12.5 basis points

Index Maturity:	3-Month

Interest Payment Dates:	March 14, 2012, June 14, 2012, September 14, 2012, December 14, 2012 with a short last coupon on January 7, 2013

Interest Reset Dates:	March 14, 2012, June 14, 2012, September 14, 2012 and December 14, 2012

Redemption Date:	None

Agent's Discount or Commision:	0.05%

Agent:	Mizuho Securities USA Inc.

Capacity:	Agent

Form of Note: (Book-Entry or Certificated)	Book-Entry

Denominations:	$2,000 x $1,000

Other Terms:	None

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Mizuho Securities by calling toll-free at 1-866-271-7403.